DOMINI SOCIAL INVESTMENT TRUST

SECRETARY’S CERTIFICATE
          The undersigned hereby certifies that she is the Secretary of Domini Social Investment Trust, a Massachusetts business trust; that below appears a true and correct copy of resolutions duly adopted by written consent of a majority of the Trustees of said Trust dated October 24, 2008; that the passage of said resolutions was in all respects legal; and that said resolutions are in full force and effect.
Dated this 1st day of November, 2008.
RESOLVED, that in light of the value of the anticipated aggregate assets, the access of covered persons to those assets, the arrangements for the custody and safekeeping of those assets by State Street Bank and Trust, and the nature of the securities in the portfolio of the Domini Social Trust (the “Trust”), the Domini Social Investment Trust (the “Retail Trust”), the Domini Institutional Trust (the “Institutional Trust”), and the Domini Advisor Trust (the “Advisor Trust”), the fidelity bond in the amount of $1,500,000 covering the Trust, the Retail Trust, the Institutional Trust, the Advisor Trust (the “Insureds”), and Domini Social Investments LLC (“DSIL”) as proposed is reasonable in form and amount for the fidelity bond coverage required by Rule 17g-1 under the Investment Company Act of 1940 (the “1940 Act”) and interpretive positions of the Securities and Exchange Commission; that the officers of each of the Trust, the Retail Trust, the Institutional Trust, and the Advisor Trust are hereby authorized and directed to obtain such coverage; and that such officers are also authorized to increase the amount of the fidelity bond from time to time to the appropriate level as required by Rule 17g-1 under the 1940 Act.
FURTHER RESOLVED, that the premium on such fidelity bond insurance be allocated among the Insureds in the following proportions: DSIL shall be allocated 10% of the premium and the Trust, on behalf of its series the Domini Social Equity Trust, the Domini European Social Equity Trust, the Domini PacAsia Social Equity Trust, the Domini European PacAsia Social Equity Trust, and the Retail Trust, on behalf of its series the Domini Social Bond Fund (the “Bond Fund”), shall be allocated 90% of the premium, to be divided between the Trust and the Retail Trust based on the respective gross assets of the Trust and the Bond Fund.
FURTHER RESOLVED, that contingent upon the consummation of the reorganization of the Domini Funds scheduled to be effective on November 28, 2008, the premium on such fidelity bond insurance be allocated among the remaining Insureds in the following proportions: DSIL shall be allocated 10% of the premium and the Retail Trust, on behalf of its series the Domini Social Equity Fund, the Domini European Social Equity Fund, the Domini PacAsia Social Equity Fund, the Domini European Pacific Social Equity Fund, and the Bond Fund, shall be allocated 90% of the premium, to be divided between the series of the Retail Trust based on the respective gross assets of each such series.
FURTHER RESOLVED, that the Secretary or Assistant Secretary of each of the Trust, the Retail Trust, the Institutional Trust, and the Advisor Trust is hereby designated as the officer of the Trust, the Retail Trust, the Institutional Trust, and the Advisor Trust, respectively, and is hereby directed to make the filings and give the notices required of the Trust, the Retail Trust, the Institutional Trust, and the Advisor Trust, respectively, by Rule 17g-1 under the 1940 Act.
FURTHER RESOLVED, that the officers of each of the Trust, the Retail Trust, the Institutional Trust, and the Advisor Trust are hereby authorized to execute and deliver such documents as may be required to effectuate the foregoing resolutions, to pay any premium as may from time to time be required, and to take such further action as may be required by applicable laws, rules, or regulations in connection with implementing any of the foregoing resolutions.

/s/ Megan L. Dunphy
Megan L. Dunphy
Secretary